Exhibit 99.1

SOC Telemed Expands Executive Leadership Team

Hai Tran Promoted to President and COO, Chris Knibb Appointed as Chief Financial Officer

Reston, VA – December 14, 2020 – SOC Telemed, Inc. (Nasdaq: TLMD), one of the largest national providers of acute care telemedicine, today announced changes to its executive team which will become effective as of January 4, 2021. Hai Tran, who currently serves as the company’s Chief Financial Officer and Chief Operating Officer, has been promoted to serve as President and COO. Chris Knibb will join SOC Telemed as its CFO.

In this role, Knibb will oversee SOC Telemed’s financial operations to drive optimal fiscal outcomes for all stakeholders. Knibb brings to the role more than 25 years of experience in various financial leadership positions in high-growth private equity and large public companies.

“Chris has spent the last five years in high-growth private-equity backed SaaS technology companies, equipping him with the exact skill set we need to advance our financial strategy,” said Tran. “As I step into the position of President and COO, I am focused on transforming acute care through telemedicine, ensuring our hospital and health system partners can increase access to care for their clinically complex patients in a more cost efficient manner.”

Tran has more than 20 years of experience and joined SOC Telemed’s executive team in 2015. Proficient at building growth-oriented organizations with public and private companies, Tran has been an integral part of SOC Telemed’s success over the past five years. He holds a bachelor’s degree in Electrical Engineering from the University of Virginia and a master’s degree in Business Administration from the University of Richmond.

“As 2020 comes to an end, the need for accessible healthcare is ever more obvious. I am thoroughly impressed with the existing executive team at SOC Telemed and humbled to be joining a company leading in telemedicine innovation,” said Knibb. “It is my goal to continue Hai’s efforts as CFO and utilize my background in improving the financial performance of companies to support our long-term strategic plans.”

Knibb joins SOC Telemed from Agilis Systems, a national leader in GPS fleet management, where he held CFO and COO titles. In addition to his corporate finance experience and time spent in the healthcare industry, he brings extensive M&A experience, including identifying targets, negotiating transactions, raising capital and directing integrations to achieve forecasted synergies. Knibb obtained a bachelor’s degree in Accounting from the University of South Florida.

About SOC Telemed

SOC Telemed (SOC) is one of the largest national provider of telemedicine technology and solutions to hospitals, health systems, post-acute providers, physician networks, and value-based care organizations. Built on proven and scalable infrastructure as an enterprise-wide solution, SOC's technology platform, Telemed IQ, rapidly deploys and seamlessly optimizes telemedicine programs across the continuum of care. SOC provides a supportive and dedicated partner presence, virtually delivering patient care through teleNeurology, telePsychiatry and teleICU, enabling healthcare organizations to build sustainable telemedicine programs in any clinical specialty. SOC enables organizations to enrich their care models and touch more lives by supplying healthcare teams with industry-leading solutions that drive improved clinical care, patient outcomes, and organizational health. The company was the first provider of acute clinical telemedicine services to earn The Joint Commission's Gold Seal of Approval and has maintained that accreditation every year since inception. For more information, visit www.soctelemed.com.

Media Relations:
Lauren Shankman
Trevelino/Keller

lshankman@trevelinokeller.com

Investor Relations:
Bob East or Jordan Kohnstam
Westwicke, an ICR company

SOCIR@westwicke.com
(443) 213-0500